Exhibit 99

F S I I n t e r n a t i o n a l
3455 Lyman Boulevard Chaska, Minnesota USA 55318-3052

For additional information contact:	Benno Sand-Investor and Financial Media 952.448.8936

FOR IMMEDIATE RELEASE

FSI International Appoints Dr. Stan Yarbro to its Board of Directors

MINNEAPOLIS (August 4, 2011) — FSI International, Inc. (Nasdaq: FSII), a leading manufacturer of surface conditioning equipment for microelectronics manufacturing, today announced that Dr. Stan Yarbro has been appointed to its board of directors. Dr. Yarbro will be a class II director whose term will continue until the Company’s 2013 shareholders meeting. His appointment fills the position that was vacated upon Mr. Willem Maris’ unexpected death in December 2010.

Dr. Yarbro is currently executive vice president, worldwide field operations for Varian Semiconductor Equipment Associates, Inc. (“Varian”). Prior to joining Varian in 2004, Dr. Yarbro was the group vice president, worldwide field operations at KLA-Tencor Corporation (“KLA”). Since joining KLA in 1997, Dr. Yarbro has accumulated nearly 15 years of semiconductor equipment industry sales and field operations experience with an emphasis on the Asia semiconductor markets. He earned his Ph.D. in analytical chemistry from the Georgia Institute of Technology and a B.S. in chemistry from Wake Forest University.

“I am pleased that Dr. Yarbro has agreed to serve on our board,” said Don Mitchell, FSI chairman and chief executive officer. “I believe that his general management, technology development and equipment industry successes are well aligned with FSI’s long term growth strategies.”

About FSI

FSI International, Inc. is a global supplier of surface conditioning equipment, technology and support services for microelectronics manufacturing. Using the company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray, vapor and cryogenic aerosol technologies, customers are able to achieve their process performance flexibility and productivity goals. The company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment. For more information, visit FSI’s website at http://www.fsi-intl.com, or call Benno Sand, 952.448.8936.

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